EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Infinite Group, Inc. on Form S-3 of our report dated March 2, 2001, (except for
Note 11, as to which the date is April 16, 2001), which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, appearing in the Annual Report on From 10-KSB of Infinite Group, Inc., for the year ended December 31, 2000. We also consent to the reference to our Firm under the captions "Experts" in the Prospectus, which is part of this Registration Statement.

                                        MCGLADREY & PULLEN, LLP

Bloomington, MN
December 17, 2001